Exhibit 99.1
NEWS RELEASE — for immediate release
Alexza Reports 2009 Third Quarter Financial Results
and Updates AZ-004 (Staccato® Loxapine) NDA Status
Conference Call Scheduled for Today — Monday, November 9, 2009
at 5:00 p.m. Eastern Time
Mountain View, California — November 9, 2009 — Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) reported today financial results for the quarter ended September 30, 2009, and provided a status update of its AZ-004 New Drug Application (NDA). The net loss for the three and nine months ended September 30, 2009, as reported in accordance with accounting principles generally accepted in the United States (GAAP), was $12.4 million and $36.3 million, respectively, compared to a net loss of $20.8 million and $59.1 million in the comparable periods in 2008, respectively. Alexza had consolidated cash, cash equivalents and marketable securities at September 30, 2009 of $14.7 million.
In October 2009, Alexza issued an aggregate of 8,107,012 shares of its common stock and warrants to purchase up to an additional 7,296,312 shares of its common stock in a private placement. These securities were sold as units with each unit consisting of one share of common stock and a warrant to purchase 0.9 shares of common stock at a purchase price of $2.4325 per unit. The net proceeds, after deducting the payment of a placement agent fee and other offering expenses, were approximately $19.1 million. The warrants issued are cash or net exercisable for a period of seven years from October 5, 2009 and have an exercise price of $2.77 per share.
“During the third quarter, we completed all of the planned clinical work for our AZ-004 NDA and completed the purchase of Symphony Allegro to reacquire the full ownership of AZ-004, along with AZ-104 and AZ-002,” said Thomas B. King, Alexza President and CEO. “In early October, we successfully completed a private placement financing, strengthening our balance sheet. We remain solidly on target for our AZ-004 NDA submission early in 2010.”
Financial Results — Periods Ended September 30, 2009 and 2008

GAAP operating expenses were $13.0 million and $46.2 million in the three and nine month periods ended September 30, 2009, respectively, compared to operating expenses of $21.1 million and $60.8 million in the same periods in 2008, respectively.

The Company anticipates that with current cash, cash equivalents and marketable securities along with interest earned thereon, the proceeds from option exercises, purchases of common stock pursuant to its Employee Stock Purchase Plan, and the cash received from its October 2009 private equity offering, the Company will be able to maintain its currently planned operations into the second half of 2010. Changing circumstances may cause the Company to consume capital significantly faster or slower than currently anticipated.
On August 26, 2009, Alexza completed the acquisition of Symphony Allegro pursuant to an amended purchase option including all rights to AZ-004, AZ-104 and AZ-002. In exchange for all of the outstanding equity of Symphony Allegro, Alexza: i) issued to Symphony Capital 10 million shares of Alexza common stock ii) issued to Symphony Capital five-year warrants for 5 million shares of Alexza common stock at an exercise price of $2.26 per share and canceled Symphony Capital’s warrants for 2 million shares of Alexza common stock and iii) agreed to pay Symphony Capital certain percentages of cash payments that may be generated from future partnering transactions for AZ-004, AZ-104 and/or AZ-002. These possible future payments were accounted for as a capital transaction that did not affect the Company’s net loss and was treated as a deemed dividend for purposes of reporting net loss per share attributable to Alexza stockholders, increasing loss per share attributable to Alexza stockholders by $61.6 million.
Through August 26, 2009, Alexza’s Consolidated Statements of Operations included the operations of Symphony Allegro Inc., as a variable interest entity. Net loss attributable to noncontrolling interests in Symphony Allegro was $1.6 million and $14.0 million in the three and nine months ended September 30, 2009, respectively, and $6.1 million and $15.7 million in the same periods in 2008, respectively.
AZ-004 NDA Status Update

AZ-004 (Staccato loxapine). Alexza is developing AZ-004 for the acute treatment of agitation in patients with schizophrenia or bipolar disorder. During the third quarter, Alexza completed the enrollment and data analysis of the two remaining AZ-004 non-pivotal safety and NDA-supporting studies. These studies were a pulmonary safety study in subjects with chronic obstructive pulmonary disease, or COPD and a pulmonary safety study in subjects with asthma.
Alexza completed a Phase 1 placebo-controlled study in 53 subjects with predominantly moderate-to-severe COPD and a Phase 1 placebo-controlled study in 52 subjects with mild-to-moderate persistent asthma, to assess the pulmonary safety of AZ-004 in these populations. The studies employed double-blind, parallel-group designs. In each study, subjects were given two doses of Staccato placebo or 10 mg AZ-004, ten hours apart. Spirometry testing and other safety assessments were performed at several time points up to 24 hours after the second dose. The primary safety measure was FEV1 (forced expiratory volume in one second), a standard test of lung function. Decreases in FEV1 versus baseline, respiratory symptoms, and use of a quick-relief bronchodilator occurred in both treatment groups, but were more frequent in each study after treatment with AZ-004. There were no serious or severe respiratory adverse events. All respiratory symptoms developing after treatment were either self-limiting or readily managed with the inhaled bronchodilator.

Alexza has now completed the five planned non-pivotal safety and NDA-supporting studies for the AZ-004 NDA. The Company believes that these data, along with data from the other efficacy and safety trials conducted with AZ-004, adequately demonstrate the efficacy and safety of AZ-004 for the proposed indication.
In July 2009, Alexza completed its AZ-004 pre-NDA meeting with the FDA and the Company continues to project its AZ-004 NDA submission for early 2010.
Conference Call Information

Alexza will host a conference call today, November 9, 2009, at 5:00 p.m. Eastern Time. A replay of the call will be available for two weeks following the event. The conference call, replay and webcast are open to all interested parties.
To access the conference call via the Internet, go to www.alexza.com, under the “Investor Relations” link. Please join the call at least 15 minutes prior to the start of the call to ensure time for any software downloads that may be required. Interested parties may also pre-register to avoid pre-call delays at https://www.theconferencingservice.com/prereg/key.process?key=PNPXXM88G.
To access the live conference call via phone, dial 888-680-0890. International callers may access the live call by dialing +1-617-213-4857. The reference number to enter the call is 73903374.
The replay of the conference call may be accessed via the Internet, at www.alexza.com, or via phone at 888-286-8010 for domestic callers or +1-617-801-6888 for international callers. The reference number for the replay of the call is 39939108.
About Alexza Pharmaceuticals, Inc.

Alexza Pharmaceuticals is a pharmaceutical company focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s technology, the Staccato® system, vaporizes unformulated drug to form a condensation aerosol that, when inhaled, allows for rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience.
AZ-004 (Staccato loxapine) is Alexza’s lead program, which is being developed for the acute treatment of agitation in schizophrenia or bipolar disorder patients. Alexza has completed and announced positive results from both of its AZ-004 Phase 3 clinical trials, and is projecting a New Drug Application submission in early 2010.
Alexza has completed an end-of-Phase 2 meeting with the FDA for AZ-001 (Staccato prochlor-perazine) and has completed two Phase 2 studies with AZ-104 (Staccato loxapine, low-dose). Both product candidates are being developed for the acute treatment of migraine headache.

AZ-002 (Staccato alprazolam) has completed Phase 1 testing and one Phase 2a proof-of-concept clinical trial. Product candidates that have completed Phase 1 testing are AZ-003 (Staccato fentanyl) for the treatment of breakthrough pain, and AZ-007 (Staccato zaleplon) for the treatment of insomnia. More information, including this and past press releases from Alexza, is available online at www.alexza.com.
Safe Harbor Statement

Alexza’s policy is to only provide guidance on product candidates and corporate goals for the future one to two fiscal quarters, and to provide, update or reconfirm its guidance only by issuing a press release or filing updated guidance with the SEC in a publicly accessible document. Clinical guidance is as of November 9, 2009 and financial guidance relating to the Company’s current cash, cash equivalents and investments is as of September 30, 2009.
This press release and anticipated conference call include forward-looking statements regarding the development of the Company’s product candidates, projected clinical trial enrollment and data reporting timelines, and safety of the Company’s products and technologies. Any statement describing a product candidate or Alexza’s goals, expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission including the risks under the headings “We have a history of net losses. We expect to continue to incur substantial and increasing net losses for the foreseeable future, and we may never achieve or maintain profitability.”, “We will need substantial additional capital in the future. If additional capital is not available, we will have to delay, reduce or cease operations.”, “Failure or delay in commencing or completing clinical trials for our product candidates could harm our business.”, and “Regulatory authorities may not approve our product candidates even if they meet safety and efficacy endpoints in clinical trials.” Forward-looking statements contained in this announcement are made as of this date, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:	Thomas B. King	August J. Moretti
	President & CEO	Senior Vice President and CFO
	650.944.7634	650.944.7788
	tking@alexza.com	amoretti@alexza.com

ALEXZA PHARMACEUTICALS, INC.
(a development stage company)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Revenue	$—	$69	$9,514	$69

Operating expenses:
Research and development	9,183	16,774	32,153	47,165
General and administrative	3,824	4,362	11,893	13,626
Restructuring charges	—	—	2,153	—

Total operating expenses	13,007	21,136	46,199	60,791

Loss from operations	(13,007)	(21,067)	(36,685)	(60,722)

Gain on change in fair value of contingent liability	673	—	673	—
Interest and other income/(expense), net	4	512	92	2,321
Interest expense	(95)	(203)	(378)	(736)

Net loss	(12,425)	(20,758)	(36,298)	(59,137)

Consideration paid in excess of carrying value of the noncontrolling interest in Symphony Allegro, Inc.	(61,566)	—	(61,566)	—
Net loss attributable to noncontrolling interest in Symphony Allegro, Inc.	1,568	6,066	13,987	15,714

Net loss attributable to Alexza common stockholders	$(72,423)	$(14,692)	$(83,877)	$(43,423)

Net loss per share attributable to Alexza common stockholders	$(1.95)	$(0.45)	$(2.44)	$(1.35)

Shares used to compute basic and diluted net loss per share attributable to Alexza common stockholders	37,060	32,610	34,388	32,122

ALEXZA PHARMACEUTICALS, INC.
(a development stage company)
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30,	December 31,
	2009	2008(1)
ASSETS
Current assets:
Cash and cash equivalents	$11,354	$26,036
Marketable securities	3,364	11,520
Investments held by Symphony Allegro, Inc.	—	21,318
Prepaid expenses and other current assets	865	1,130

Total current assets	15,583	60,004

Property and equipment, net	24,028	24,152
Restricted cash	400	400
Other assets	53	79

Total assets	$40,064	$84,635

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$4,628	$4,928
Accrued clinical trial expenses	600	1,294
Other accrued expenses	3,750	5,205
Deferred revenues	—	1,667
Current portion of contingent liability	6,865	—
Current portion of equipment financing obligations	3,626	4,139

Total current liabilities	19,469	17,233

Deferred rent	16,166	17,386
Deferred revenue	—	7,847
Noncurrent portion of contingent liability	9,317
Noncurrent portion of equipment financing obligations	—	2,515
Other noncurrent liabilities	3,380	600

Stockholders’ (deficit) equity:
Alexza Pharmaceuticals, Inc. stockholders’ (deficit) equity:
Preferred stock	—	—
Common stock	4	3
Additional paid-in-capital	236,602	256,426
Deferred share-based compensation	(19)	(219)
Other comprehensive income	1	28
Deficit accumulated during development stage	(244,856)	(222,545)

Total Alexza Pharmaceuticals, Inc. stockholders’ (deficit) equity	(8,268)	33,693
Noncontrolling interest in Symphony Allegro, Inc.	—	5,361

Total stockholders’ (deficit) equity	(8,268)	39,054

Total liabilities and stockholders’ (deficit) equity	$40,064	$84,635

(1)	Condensed consolidated balance sheet at December 31, 2008 has been derived from audited consolidated financial statements at that date, adjusted for the retrospective application of SFAS 160.